UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

SUNGAME CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-8017623
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3091 West Tompkins Avenue, Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which to be so registered each class is to be registered

Common Voting Shares	OTCBB

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.☐

Securities Act registration statement file number to which this form relates:  ______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Class	Common Voting Stock

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered are the common voting shares of the Company. The common voting shares have no dividend rights, are not convertible, have no sinking fund, are not redeemable, possess one vote per one share with no cumulative voting, possess no liquidation rights, have no preemption rights, the common voting shares are fully paid and non-assessable, the common voting shares have no provision restricting the alienability of the common shares placed upon those shares by the Company, and the Company has placed no provision discriminating against any existing or prospective holder of the common voting shares as a result of substantial ownership of securities. Notwithstanding the aforementioned, Federal securities laws, rules and regulations may affect the salability of the common voting shares into public markets based upon the amount of ownership (i.e. control affiliates owing over 10% of the common voting shares), the methodology of issuance (i.e. Securities Act Rule 144 pertaining to issuances pursuant to lawful exemption(s)), and other factors.

The rights of the common voting shares may not be altered, other than the alteration of the authorized shares pursuant to Delaware state law. No other securities materially limit or qualify the rights of the common voting shares

No preferred stock, debt, or warrants or rights are subject to this registration statement.

At this time, the Company has no provisions in the Company’s charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the registrant, that would operate only with respect to an extraordinary corporate transaction involving the Company, or its subsidiaries, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Item 2. Exhibits.

Exhibit №	Description of Exhibit	Page

A	Incorporation by reference of 12 (b) requirements	3

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

This 30th day of August 2013

Sungame Corp.

/s/    Neil Chandran
By:  Neil Chandran, CEO

Exhibit A – Incorporation by reference of §12 (b) information

Please see the Company’s prior filings, specifically but not limited to the Company’s annual filing of the 10K filed on March 29th, 2013, for the following information:

A.	The organization, financial structure, and nature of the business;
B.	The terms, position, rights, and privileges of the different classes of securities outstanding;
C.	The terms on which their securities are to be, and during the preceding three years have been, offered to the public or otherwise;
D.
The directors, officers, and underwriters, and each security holder of record holding more than 10% of any class of any equity security of the issuer (other than exempted security), their remuneration and interests in the securities of, and their material contracts with, the Company and nay person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company;

E.	Remuneration to others than directors and officers exceeding $20,000 per annum;
F.	Bonus and profit sharing agreements;
G.	Management and service contracts;
H.	Options existing or to be created in respect of their securities;
I.
Material contracts, not made in the ordinary course of business, which are to be in whole or in part at or after the filing of the application or which were made not more than two years before such filing, and every material patent or contract for a material patent right shall be deemed a material contract;

J.	Balance sheets for not more than the three preceding fiscal years, certified if required by the rules and regulations of the Commission by registered public accounting firm;
K.	Balance sheets for not more than the three preceding fiscal years, certified if required by the Commission by a registered public accounting firm;
L.	Profit and loss statements for not more than the three preceding fiscal years, certified if required by the rules and regulations of the Commission by a registered public accounting firm; and
M.	Any further financial statements which the Commission may deem necessary or appropriate for the protection of investors.

2.
Such copies of articles of incorporation, bylaws, trust indentures, or corresponding documents by whatever name known, underwriting arrangements, and other similar documents of, and voting trust agreements with respect to, the issuer and any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the issuer as the Commission may require as necessary or appropriate for the proper protection of investors and to insure fair dealing in the security.